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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): JULY 3, 1996

                            ------------------------

                              TYLAN GENERAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    DELAWARE
                 (STATE OR OTHER JURISDICTION OF INCORPORATION)

                   0-25376                                      04-2659273
            (COMMISSION FILE NO.)                   (IRS EMPLOYER IDENTIFICATION NO.)

                            15330 AVENUE OF SCIENCE
                          SAN DIEGO, CALIFORNIA 92128
             (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES AND ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (619) 618-1990

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

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

     On July 3, 1996, Tylan General Acquisition Subsidiary, Inc. ("Tylan General Sub"), a Delaware corporation and a wholly owned subsidiary of Tylan General, Inc. ("Tylan General"), was merged with and into Span Instruments, Inc. ("Span"), a Texas corporation, pursuant to an Agreement and Plan of Reorganization, dated July 2, 1996, among Tylan General, Tylan General Sub, Span and all of the shareholders of Span (the "Span Shareholders") (the "Plan of Reorganization"). Upon consummation of the merger of Tylan General Sub with Span (the "Merger"), Tylan General Sub ceased to exist, and Span, the surviving corporation, became a wholly owned subsidiary of Tylan General. Span manufactures a line of pressure instrumentation, monitoring and control products. The Merger is intended to be a tax-free reorganization for federal income tax purposes and is to be accounted for under the pooling of interests method by Tylan General.

     Under the terms of the Plan of Reorganization, each share of Span Common Stock, no par value ("Span Common Stock"), outstanding immediately prior to the closing of the Merger converted into 4.89275 shares of Common Stock, $.001 par value, of Tylan General ("Tylan General Common Stock"). At the closing of the Merger, 1,300,000 shares of Tylan General Common Stock were issued, which represented approximately 16.6% of the shares of Tylan General Common Stock outstanding immediately after consummation of the Merger. A cash payment was made for fractional shares resulting from the conversion. Tylan General used its current cash resources to fund the payments for fractional shares.

     Don E. Whitson, Chief Administrative Officer, Vice Chairman and a director of Tylan General and an officer, director and former shareholder of Span, received 393,572 shares of Tylan Common Stock and $10.02 in lieu of fractional shares in exchange for his Span Common Stock in the Merger.

     Upon consummation of the Merger, Tylan General anticipates incurring a pre-tax charge of approximately $1.0 million to reflect direct transaction costs. This amount is a preliminary estimate and there can be no assurance that Tylan General will not incur additional charges to reflect costs associated with the transaction. In addition, it is expected that, after the Merger, Tylan General will incur additional charges to operations, currently estimated to be between $2.5 million and $3.0 million, to reflect costs associated with integrating the two companies.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (A) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

         Report of Independent Auditors
         Report of Independent Auditors
         Consolidated Balance Sheets as of August 31, 1994 and 1995 and April 30, 1996
           (unaudited)
         Consolidated Statements of Operations for the Years Ended August 31, 1993, 1994 and
           1995, for the Two Months Ended October 31, 1995 (unaudited) and for the Six Months
           Ended April 30, 1995 and 1996 (unaudited)
         Consolidated Statements of Shareholders' Equity for the Years Ended August 31, 1993,
           1994 and 1995, for the Two Months Ended October 31, 1995 (unaudited) and for the
           Six Months Ended April 30, 1996 (unaudited)
         Consolidated Statements of Cash Flows for the Years Ended August 31, 1993, 1994 and
           1995 and for the Six Months Ended April 30, 1995 and 1996 (unaudited)
         Notes to Consolidated Financial Statements

     (B) PRO FORMA FINANCIAL INFORMATION

         Unaudited Pro Forma Combined Condensed Financial Information
         Unaudited Pro Forma Combined Condensed Balance Sheets as of April 30, 1996
         Unaudited Pro Forma Combined Condensed Statements of Operations for the Years Ended
           October 31, 1993, 1994 and 1995 and for the Six Months Ended April 30, 1995 and
           1996
         Notes to Unaudited Pro Forma Combined Condensed Financial Statements

     (C) EXHIBITS.

           2.1  Agreement and Plan of Reorganization dated July 2, 1996 among Tylan General,
                Inc., Tylan General Acquisition Subsidiary, Inc., Span Instruments, Inc. and
                the shareholders of Span.
          99.1  Press release, dated July 3, 1996.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Span Instruments, Inc.

     We have audited the accompanying consolidated balance sheet of Span Instruments, Inc. and subsidiary (the Company) as of August 31, 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Span Instruments, Inc. and subsidiary at August 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

October 27, 1995
(except for Note 6, as to which the date is March 14, 1996)

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
Span Instruments, Inc.
Plano, Texas

     We have audited the accompanying balance sheet of Span Instruments, Inc. as of August 31, 1994, and the related statements of operations, shareholders' equity and cash flows for each of the two years in the period ended August 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Span Instruments, Inc. as of August 31, 1994, and the results of its operations and its cash flows for the years ended August 31, 1993 and 1994 in conformity with generally accepted accounting principles.

                                          GRACE, PULLIAM & PATTERSON COMPANY, PC

Dallas, Texas
November 24, 1994

                             SPAN INSTRUMENTS, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                            AUGUST 31,
                                                                        -------------------      APRIL 30,
                                                                         1994        1995          1996
                                                                        -------     -------     -----------
                                                                                                (UNAUDITED)
ASSETS (Note 6)
Current assets:
  Cash and cash equivalents...........................................  $   198     $   480       $   888
  Trade receivables, less allowance for doubtful accounts of $29, $20, and $30 at August 31, 1994, 1995, and April 30, 1996,
    respectively......................................................    3,720       6,988         7,066
  Income tax refund receivable........................................       --          --           971
  Inventories (Note 4)................................................    4,452       7,678        10,183
  Deferred income taxes (Note 5)......................................       11          58           849
  Prepaid expenses and other current assets...........................      294         615           969
                                                                        --------    --------    ---------

         Total current assets.........................................    8,675      15,819        20,926
  Property and equipment (Note 7):
    Machinery and equipment...........................................    6,886       9,499        11,357
    Computers, furniture and fixtures.................................    3,073       4,239         4,464
    Leasehold improvements............................................    1,371       1,997         2,267
                                                                        --------    --------    ---------

                                                                         11,330      15,735        18,088
    Less accumulated depreciation and amortization....................    4,536       5,745         7,030
                                                                        --------    --------    ---------

                                                                          6,794       9,990        11,058
  Other assets:
  Capitalized software, net of accumulated amortization of $689, $996, and $1,210 at August 31, 1994, 1995, and April 30, 1996,
    respectively......................................................      861       1,132         1,481
  Goodwill, net of accumulated amortization of $87, $109, and $126, at
    August 31, 1994, 1995, and April 30, 1996, respectively...........      521         599           582
  Other...............................................................      158         320           568
                                                                        --------    --------    ---------
                                                                          1,540       2,051         2,631
                                                                        --------    --------    ---------
         Total assets.................................................  $17,009     $27,860       $34,615
                                                                        ==========  ==========  ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current maturities of notes payable (Note 6)........................  $   421     $   815       $   965
  Current maturities of capital lease obligations (Note 7)............      525         599           584
  Accounts payable....................................................    3,016       5,805         5,292
  Due to Tylan General, Inc...........................................       --          --         3,824
  Accrued expenses....................................................      227       1,311           720
  Income taxes payable................................................      810          97            44
  Deferred compensation -- officers and shareholders (Note 11)........      734         566           454
  Other current liabilities...........................................      253          80           721
                                                                        --------    --------    ---------

         Total current liabilities....................................    5,986       9,273        12,604
Revolving line of credit (Note 6).....................................    5,129       9,401        10,339
Notes payable, net of current maturities (Note 6).....................    1,193       2,922         7,856
Capital lease obligations, net of current maturities (Note 7).........      739       1,218         1,450
Deferred tax liabilities (Note 5).....................................       47         294           559
                                                                        --------    --------    ---------

         Total liabilities............................................   13,094      23,108        32,808
Minority interest (Note 3)............................................       --         380           454
Commitments (Notes 6, 7, 9 and 10)
Shareholders' equity (Note 8):
  Common stock, no par value
    Authorized shares -- 500
    Issued shares -- 300, 316, and 319 for 1994, 1995 and 1996,
      respectively....................................................      666         701           707
  Additional capital..................................................      770         985         1,020
  Retained earnings...................................................    3,147       3,686           648
  Less treasury stock at cost -- 40, 53, and 53 shares for 1994, 1995,
    and 1996, respectively............................................     (441)       (680)         (680)
  Less notes receivable for stock purchases...........................     (227)       (320)         (342)
         Total shareholders' equity...................................    3,915       4,372         1,353
                                                                        --------    --------    ---------
         Total liabilities and shareholders' equity...................  $17,009     $27,860       $34,615
                                                                        ==========  ==========  ==========

                             SPAN INSTRUMENTS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                     SIX MONTHS ENDED
                                           YEAR ENDED AUGUST 31,          TWO            APRIL 30,
                                        ---------------------------   MONTHS ENDED   -----------------
                                         1993      1994      1995     OCTOBER 31,     1995      1996
                                        -------   -------   -------       1995       -------   -------
                                                                      ------------
                                                                      (UNAUDITED)       (UNAUDITED)
Net Sales.............................  $23,362   $27,293   $42,443     $  4,855     $20,786   $23,156
Cost of sales.........................   14,073    17,041    26,676        2,862      12,688    15,355
                                        -------   -------   -------   ------------   -------   -------
Gross Profit..........................    9,289    10,252    15,767        1,993       8,098     7,801
Operating Expenses:
  Sales and marketing.................    2,218     2,467     3,990          997       1,983     4,100
  General and administrative..........    3,046     4,401     7,129        1,172       3,156     3,807
  Research and development............    1,626     1,794     2,401          743       1,237     2,220
  Amortization of goodwill, patents
     and trademarks...................       32        28        33            4          12        16
                                        -------   -------   -------   ------------   -------   -------
Income (loss) from operations.........    2,367     1,562     2,214         (923)      1,710    (2,342)
Interest expense......................      677       755     1,168          250         607       888
Minority interest.....................       --        --        30           20           1        54
Other (income) expenses -- net........       17        (4)       47            9           6         7
                                        -------   -------   -------   ------------   -------   -------
Income (loss) before income taxes.....    1,673       811       969       (1,202)      1,096    (3,291)
Provision for (benefit from) income
  taxes...............................      625       310       430         (376)        486    (1,079)
                                        -------   -------   -------   ------------   -------   -------
Net income (loss).....................  $ 1,048   $   501   $   539     $   (826)    $   610   $(2,212)
                                        =======   =======   =======   ==========     =======   =======
Net income (loss) per share...........  $  4.19   $  1.94   $  2.06     $  (3.14)    $  2.40   $ (8.37)
                                        =======   =======   =======   ==========     =======   =======

                             SPAN INSTRUMENTS, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)
                  YEARS ENDED AUGUST 31, 1993, 1994, AND 1995
  TWO MONTHS ENDED OCTOBER 31, 1995 (UNAUDITED) AND SIX MONTHS ENDED APRIL 30,
                                1996 (UNAUDITED)

                                                                                                     NOTES
                                               COMMON STOCK                                        RECEIVABLE
                                              ---------------   ADDITIONAL   RETAINED   TREASURY   FOR STOCK
                                              SHARES   AMOUNT    CAPITAL     EARNINGS    STOCK     PURCHASES     TOTAL
                                              ------   ------   ----------   --------   --------   ----------   -------
Balance at August 31, 1992..................    279     $619      $  558     $  1,598    $ (362)     $   --     $ 2,413
  Net income................................     --       --          --        1,048        --          --       1,048
  Purchase of treasury stock, 2,630
     shares.................................     --       --          --           --       (37)         --         (37)
  Sale of common stock to officers..........     13       29         121           --        --        (150)         --
                                                ---     ----      ------      -------     -----       -----     -------
Balance at August 31, 1993..................    292      648         679        2,646      (399)       (150)      3,424
  Net income................................     --       --          --          501        --          --         501
  Purchase of treasury stock, 2,630
     shares.................................     --       --          --           --       (42)         --         (42)
  Sale of common stock to officers..........      8       18          91           --        --         (77)         32
                                                ---     ----      ------      -------     -----       -----     -------
Balance at August 31, 1994..................    300      666         770        3,147      (441)       (227)      3,915
  Net income................................     --       --          --          539        --          --         539
  Purchase of treasury stock, 13,145
     shares.................................     --       --          --           --      (239)        122        (117)
  Sale of common stock to officers..........     16       35         215           --        --        (250)         --
  Repayments of notes receivable............     --       --          --           --        --          35          35
                                                ---     ----      ------      -------     -----       -----     -------
Balance at August 31, 1995..................    316      701         985        3,686      (680)       (320)      4,372
  Net loss..................................     --       --          --         (826)       --          --        (826)
  Repayments of notes receivable............     --       --          --           --        --           3           3
                                                ---     ----      ------      -------     -----       -----     -------
Balance at October 31, 1995.................    316      701         985        2,860      (680)       (317)      3,549
  Net loss..................................     --       --          --       (2,212)       --          --      (2,212)
  Sale of common stock to officers..........      3        6          35           --        --         (41)         --
  Repayments of notes receivable............     --       --          --           --        --          16          16
                                                ---     ----      ------      -------     -----       -----     -------
Balance at April 30, 1996...................    319     $707      $1,020     $    648    $ (680)     $ (342)    $ 1,353
                                                ===     ====      ======      =======     =====       =====     =======

                            See accompanying notes.

                             SPAN INSTRUMENTS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                       YEAR ENDED AUGUST 31,               SIX MONTHS ENDED
                                                  -------------------------------              APRIL 30,
                                                   1993        1994        1995       ---------------------------
                                                  -------     -------     -------        1995            1996
                                                                                      -----------     -----------
                                                                                      (UNAUDITED)     (UNAUDITED)
OPERATING ACTIVITIES:
Net income (loss)...............................  $ 1,048     $   501     $   539       $   610         $(2,212)
Adjustments to reconcile net income (loss) to
  net cash provided by (used in) operating
  activities:
  Depreciation and amortization.................    1,128       1,336       1,659           792           1,233
  Deferred income taxes.........................      (30)        (12)        200           122            (249)
  Provision for obsolete and slow moving
    inventory...................................       --          --         129            64             713
  Minority interest in income of subsidiary.....       --          --          30             1              54
  Changes in operating assets and liabilities
    net of effects of business acquired:
    Trade receivables, net......................     (682)       (738)     (3,090)       (3,015)             59
    Income tax refund receivable................       --          --          --            --            (820)
    Loss on sale of equipment...................       --           5          --            --              --
    Inventories.................................   (1,001)       (418)     (3,092)       (1,680)         (2,854)
    Prepaid expenses and other current assets...       13        (150)       (310)         (147)           (454)
    Accounts payable............................      559       1,123       2,836         1,629          (1,474)
    Due to Tylan General, Inc...................       --          --          --            --           3,824
    Accrued expenses............................      113          53       1,071          (564)         (1,041)
    Income taxes payable........................      580         133        (712)         (109)            (99)
    Deferred compensation.......................       18        (175)       (168)          (82)            (84)
    Other current liabilities...................      351        (158)        (26)          785             558
    Other assets................................       93          (3)       (154)          (91)           (324)
                                                  --------    --------    --------    -------- ---    -------- ---
                                                      ---         ---         ---
NET CASH PROVIDED BY (USED IN) OPERATING
  ACTIVITIES....................................    2,190       1,497      (1,088)       (1,685)         (3,170)
INVESTING ACTIVITIES:
Additions to property and equipment.............     (796)     (3,775)     (4,458)       (1,438)           (907)
Capitalization of software development costs....     (242)       (176)       (578)         (219)           (450)
Cash of business acquired in exchange for
  minority interest in subsidiary...............       --          --          58            58              --
                                                  --------    --------    --------    -------- ---    -------- ---
                                                      ---         ---         ---
NET CASH USED IN INVESTING ACTIVITIES...........   (1,038)     (3,951)     (4,978)       (1,599)         (1,357)
FINANCING ACTIVITIES:
Net borrowing (repayment) under revolving line
  of credit.....................................     (550)      1,342       4,272         2,229             549
Principal payments under long-term debt and
  capital obligations...........................     (686)       (856)     (2,395)       (1,288)         (4,028)
Proceeds from long-term debt and capital lease
  obligations...................................      396       1,672       4,436         2,300           8,500
Payments received on employee stock purchase
  notes.........................................       --          32          35            21              16
Purchase of treasury stock......................      (37)        (42)         --            --              --
                                                  --------    --------    --------    -------- ---    -------- ---
                                                      ---         ---         ---
NET CASH PROVIDED BY (USED IN) FINANCING
  ACTIVITIES....................................     (877)      2,148       6,348         3,262           5,037
                                                  --------    --------    --------    -------- ---    -------- ---
                                                      ---         ---         ---
Net increase (decrease) in cash.................      275        (306)        282           (22)            510
Cash at beginning of period.....................      229         504         198           550             378
                                                  --------    --------    --------    -------- ---    -------- ---
                                                      ---         ---         ---
Cash at end of period...........................  $   504     $   198     $   480       $   528         $   888
                                                  =========== =========== =========== ===========     ===========
SUPPLEMENTAL DISCLOSURES:
Cash paid during the period for interest........  $   677     $   738     $ 1,132       $   565         $   808
                                                  =========== =========== =========== ===========     ===========
Cash paid during the period for income taxes....  $    60     $   190     $   917       $   496         $   130
                                                  =========== =========== =========== ===========     ===========

                            See accompanying notes.

                             SPAN INSTRUMENTS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (INFORMATION SUBSEQUENT TO AUGUST 31, 1995 AND FOR THE SIX MONTHS
                       ENDED APRIL 30, 1995 IS UNAUDITED)

1. DESCRIPTION OF BUSINESS

     Span Instruments, Inc. and its majority owned subsidiary (the "Company") manufactures a complete line of pressure monitoring equipment. The Company also markets and supports facility management products that provide on-line monitoring of production materials, processes, and equipment. The Company's customer base includes semiconductor capital equipment suppliers, integrated circuit manufacturers, emergency vehicle manufacturers, and other industrial users located primarily in North America, with additional sales generated in Europe and Asia.

     Sales to the Company's ten largest customers represent a significant portion of the Company's revenues. One customer, whose distributor agreement was terminated in October 1995, accounted for 9.9%, 10.8%, 15.7% and 14.7% of net sales for the years ended August 31, 1993, 1994 and 1995 and the six months ended April 30, 1995, respectively. The year ended August 31, 1993 and the six months ended April 30, 1996 each had one customer which accounted for 11.2% and 11.4% of net sales, respectively. No other customer accounted for more than 10% of net sales for the periods presented. The loss of a significant customer or any reduction in orders from any significant customer could have a material adverse effect on the Company's financial condition and results of operations.

     A significant portion of the Company's revenues are derived from semiconductor capital equipment suppliers. The amount and timing of future revenue from these semiconductor capital equipment suppliers is contingent upon continued construction and/or expansion of semiconductor wafer fabrication facilities.

     The Company relies to a substantial extent on outside vendors to manufacture many of their components and subassemblies. A portion of these components and subassemblies are obtained from a single qualified source or a limited group of suppliers. The potential inability of the Company to obtain an adequate supply of required components and/or subassemblies and/or changes to the pricing and timing of delivery of these components and subassemblies could have a material adverse effect on the Company's financial condition and results of operations.

     In October 1995, the Company notified its distributors of its decision to discontinue selling through distributors and begin selling directly to original equipment manufacturers and to end users. These distributors represented approximately 40% of the Company's revenue for the year ended August 31, 1995. The Company permitted distributors to return unsold inventory for credit and, as a result, reversed sales previously recorded in September and October 1995 totalling approximately $2.5 million. (See Note 10).

     On February 20, 1996, the Company announced that it had entered into an agreement to be acquired by a newly formed subsidiary of Tylan General, Inc. ("Tylan General") in a stock transaction, the terms of which were approved by the Company's shareholders on July 2, 1996, whereby stockholders of the Company exchanged their shares of common stock in the Company for common shares of Tylan General. The acquisition by Tylan General was accounted for as a pooling of interests.

2. SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its 75% owned subsidiary. All significant intercompany accounts and transactions have been eliminated.

  Inventories

     Inventories are valued at the lower of standard cost (which approximates actual cost on a first-in, first-out basis) or market.

                             SPAN INSTRUMENTS, INC.

  Property and Equipment

     Property and equipment are stated at cost. Beginning as of September 1, 1994, the Company reduced the estimated useful lives of property and equipment and changed depreciation methods from accelerated to straight-line. The effect of the change in estimated lives and depreciation methods did not materially affect the accumulated depreciation amounts at the beginning of the fiscal year or depreciation expense for fiscal year 1995. Property and equipment are generally depreciated using three- to nine-year estimated useful lives. Amortization of capital leases is on the straight-line method over the life of the lease and is included with depreciation expense.

  Capitalized Software

     The Company capitalizes the development costs of software included in their projects after technological feasibility has been established. Amortization of capitalized software costs is provided on a product-by-product basis at the greater of the amount computed using (a) the ratio of current gross revenues for a product to the total of current and anticipated future gross revenues or (b) the straight-line method over the remaining estimated economic life of the product, generally five years, commencing when each product is available for general release. The net realizable value of unamortized costs is evaluated quarterly, and the amortization period is adjusted if appropriate. Amortization expense of capitalized software development costs for the years ended August 31, 1993, 1994, 1995 and the six months ended April 30, 1995 and 1996, was $251,000,
$275,000, $307,000, $158,000, and $164,000, respectively.

  Revenue Recognition

     Revenue from the sale of equipment and software is recognized at the time of shipment.

  Cash and Cash Equivalents

     Cash and cash equivalents consist of highly liquid debt instruments with maturities at date of purchase of three months or less.

  Goodwill

     Goodwill represents costs in excess of net assets of businesses acquired. Goodwill is amortized by the straight-line method over 10 to 40 years. Amortization of goodwill for the years ended August 31, 1993, 1994, 1995, and the six months ended April 30, 1995 and 1996, was $15,000, $15,000, $22,000,
$11,000 and $13,000, respectively.

  Income Taxes

     The Company accounts for income taxes by the liability method whereby deferred income taxes on the balance sheet represent the tax effect of the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes.

  Advertising Expenses

     Advertising costs are expensed when incurred. Advertising expenses incurred for the years ended August 31, 1993, 1994, and 1995, and the six months ended April 30, 1995, and 1996 were $502,000, $270,000, $576,000, $150,000, and
$222,000, respectively.

                             SPAN INSTRUMENTS, INC.

  Per Share Amounts

     Net income (loss) per share are based on 249,932, 257,817, 261,757, 263,069, 253,872 and 264,384 average common shares outstanding for the years ended August 31, 1993, 1994, 1995, the two months ended October 31, 1995 and the six months ended April 30, 1995 and 1996, respectively. The common stock purchase warrant outstanding during the six months ended April 30, 1996 is not included as a common stock equivalent because the effect would be antidilutive.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Concentration of Credit Risk

     Concentrations of credit risk exist with respect to the Company's significant customers and the concentration of customers in the semiconductor industry. The Company performs ongoing credit evaluations of its customers and does not require collateral. The Company maintains an allowance for doubtful accounts, which is based upon the expected collectibility of accounts receivable and actual losses have historically been within management's estimates.

  Reclassifications

     Certain amounts in the 1993, 1994 and 1995 consolidated financial statements have been reclassified to conform to the 1996 presentation.

3. ACQUISITION OF A BUSINESS

     On December 29, 1994, the Company acquired the assets, liabilities, and business of Class 1, Inc. ("Class 1"), in exchange for 25% of the stock of a previously wholly owned subsidiary of the Company. Class 1 specializes in the manufacturing of pressure gauges for emergency vehicles. The acquisition has been accounted for by the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based on the estimated fair values at the date of acquisition ($249,000). The excess of purchase price over the estimated fair values of the net assets acquired ($101,000) has been recorded as goodwill and is being amortized over a 10-year period. The operating results of this acquisition are included in the Company's consolidated statements of operations from the date of acquisition. In connection with the acquisition, the Company and the minority shareholders entered into a Shareholders Agreement under which the minority shareholders of Class 1 have the option, exercisable after July 4, 1998, to acquire the Company's 75% interest in Class 1 if a change in controlling interest of the Company occurs. Revenues for Class 1 were approximately $3,056,000, $521,000 and $3,901,000 for the period December 29, 1994 to August
31, 1995, for the period December 29, 1994 to April 30, 1995 and for the six months ended April 30, 1996, respectively.

                             SPAN INSTRUMENTS, INC.

4. INVENTORIES

     Inventories consist of the following (in thousands):

                                                               AUGUST 31,
                                                            -----------------      APRIL 30,
                                                             1994       1995         1996
                                                            ------     ------     -----------
                                                                                  (UNAUDITED)
    Raw materials.........................................  $2,812     $6,210       $ 7,810
    Work-in-process.......................................   1,281        421           932
    Finished goods........................................     359      1,176         2,283
                                                            ------     ------     -----------
                                                             4,452      7,807        11,025
    Less inventory reserves...............................      --        129           842
                                                            ------     ------     -----------
    Net inventories.......................................  $4,452     $7,678       $10,183
                                                            ======     ======     =========

5. INCOME TAXES

     Significant components of the provision for (benefit from) income taxes are as follows (in thousands):

                                           YEAR ENDED AUGUST 31,                   SIX MONTHS ENDED
                                   --------------------------------------             APRIL 30,
                                      1993          1994          1995       ----------------------------
                                   ----------    ----------    ----------        1995            1996
                                                                             ------------    ------------
                                                                             (UNAUDITED)     (UNAUDITED)
    Current:
      Federal....................     $585          $296          $201           $317          $   (851)
      State......................       70            26            29             47                21
                                   --------      ----- ---     ----- ---     ----- ---         --------
                                       655           322           230            364              (830)
    Deferred:
      Federal....................      (26)          (10)          174            106              (214)
      State......................       (4)           (2)           26             16               (35)
                                   --------      ----- ---     ----- ---     ----- ---         --------
                                       (30)          (12)          200            122              (249)
                                   --------      ----- ---     ----- ---     ----- ---         --------
                                      $625          $310          $430           $486          $ (1,079)
                                   ========      ========      ========      ========          ========

     The effective income tax rate on pretax income (loss) differed from the Federal income tax statutory rate for the following reasons (in thousands):

                                                                                     SIX MONTHS
                                                     YEAR ENDED AUGUST 31,              ENDED
                                                     ----------------------           APRIL 30,
                                                     1993    1994     1995    -------------------------
                                                     -----   -----   ------      1995          1996
                                                                              -----------   -----------
                                                                              (UNAUDITED)   (UNAUDITED)
Income tax provision (benefit):
  At federal statutory rate........................   34.0%   34.0%    34.0%      34.0%         (34.0)%
  Federal alternative minimum tax reducing net
     operating loss benefit........................     --      --       --         --            2.1
  State income tax.................................    4.0     3.1      5.0        5.0             .6
  Nondeductible amortization of goodwill...........     .3      .6       .8         .8             .1
  Other -- net.....................................    (.9)     .5      4.6        4.6           (1.6)
                                                      ----    ----     ----       ----           ----
                                                      37.4%   38.2%    44.4%      44.4%         (32.8)%
                                                      ====    ====     ====       ====           ====

                             SPAN INSTRUMENTS, INC.

     Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):

                                                                 AUGUST 31,
                                                                -------------     APRIL 30,
                                                                1994    1995        1996
                                                                ----    -----    -----------
                                                                                 (UNAUDITED)
    Deferred tax assets:
      Allowance for doubtful accounts.........................  $ 11    $   8       $  15
      Inventory reserves......................................    --       50         328
      Net operating loss carryforwards........................    --       --         506
                                                                ----    -----        ----
                                                                  11       58         849
    Deferred tax liabilities:
      Software development costs..............................    --      226         445
      Property and equipment..................................    47       68         114
                                                                ----    -----        ----
                                                                  47      294         559
                                                                ----    -----        ----
    Net deferred tax assets (liabilities).....................  $(36)   $(236)      $ 290
                                                                ====    =====        ====

6. NOTES PAYABLE AND REVOLVING LINE OF CREDIT

     At April 30, 1996, the Company had $10,339,000 outstanding under a $12,000,000 revolving line of credit agreement (the "Revolver") with Comerica Bank -- Texas that originated in March 1996, refinancing a previous revolving line of credit. The interest rate was prime plus 1.5% and the line was collateralized by the Company's accounts receivable, inventories, and machinery and equipment not otherwise pledged under capital lease obligations. Comerica also provided a term loan (the "Term Loan") of $2,000,000 to refinance a previous term loan in unison with the revolving credit agreement. Up to $2,000,000 of the Comerica loans were guaranteed by the Company's Chief Executive Officer. All cash balances at April 30, 1996, can be restricted by Comerica solely for loan payments to Comerica.

     The Revolver requires monthly interest payments with principal due at maturity on January 1, 1998. The Term Loan is due in equal monthly principal payments plus interest over a four-year period commencing on April 1, 1996. The Revolver and Term Loan require the Company to meet certain financial covenants relating to minimum levels of net worth, working capital, and interest and debt coverage, and maximum levels of leverage and capital expenditures. The loans also restrict the incurrence of debt and prohibit payment of dividends or distributions of assets.

     At April 30, 1996, the Company had a $5,000,000 Senior Subordinated Note (the "Note") at par with a detachable Common Stock Purchase Warrant (the "Warrant"). The Note is unsecured and bears interest at 12.5% payable quarterly. The principal is due at maturity which is five years from the issuance date, and there are penalties for prepayment during the first three years except under specified circumstances. The Warrant permits the holder to purchase 29,523 shares of Common Stock of the Company at an exercise price of $0.01 per share. The Warrant is exercisable beginning one year after the issuance date and expires five years after the repayment of the Note. An agreement with the holder of the Warrant contains antidilution provisions, piggy back and demand registration rights, and, commencing five years after the issuance date, provides for the right to sell the Warrants back to the Company at the fair value of the underlying stock, as defined, but no less than book value. If the transaction with Tylan General, described in Note 1, is completed prior to the first anniversary of the issuance of the Warrant, and the Note is paid in full, the shares purchasable by the Warrant will be reduced to zero.

                             SPAN INSTRUMENTS, INC.

     The classifications between the current and long-term portion of the revolving line of credit and term notes outstanding at August 31, 1995, and the five-year maturities shown below are based on the terms of the refinanced Revolver and Term Loan.

     The Company had the following long-term notes payable in addition to the Revolver (in thousands):

                                                               AUGUST 31,
                                                            -----------------      APRIL 30,
                                                             1994       1995         1996
                                                            ------     ------     -----------
                                                                                  (UNAUDITED)
    Senior Subordinated note payable......................  $   --     $   --       $ 5,000
    Notes payable to the CIT Group collateralized by
      specific assets, bearing interest at 9.25% to
      10.625%, with maturities ranging from November 1998
      to November 2000....................................      --        956         1,209
    Note payable to Comerica Bank-Texas collateralized by
      specific assets, bearing interest at 1.5% above
      prime, with maturity on February 1, 1998............     607         --            --
    Term notes payable to Fleet Credit Corporation........     233      2,103            --
    Term notes payable to Comerica Bank-Texas.............      --         --         1,975
    Subordinated notes payable to employees bearing
      interest at 6.5% to 12%, with maturities ranging
      from March 1996 to September 1999...................     601        518           501
    Notes to former stockholders of the Company bearing
      interest at 6% to 9%, maturing from May 1998 to
      February 2000.......................................      66        160           136
    Notes payable to suppliers, bearing interest at 9.5%
      to 12%, with maturities ranging from June 1995 to
      March 1997..........................................     107         --            --
                                                            ------     ------        ------
                                                             1,614      3,737         8,821
    Less current maturities...............................     421        815           965
                                                            ------     ------        ------
                                                            $1,193     $2,922       $ 7,856
                                                            ======     ======        ======

     The subordinated notes were subordinated to the Revolver and Term Loan and the Senior Subordinated Note.

     The annual aggregate maturities of long-term debt, including the Revolver, for the five years following August 31, 1995 are as follows (in thousands):

                              YEARS ENDING AUGUST 31,
        -------------------------------------------------------------------
        1996...............................................................  $   815
        1997...............................................................      845
        1998...............................................................   10,245
        1999...............................................................      856
        2000...............................................................      377
                                                                              ------
                                                                             $13,138
                                                                              ======

     As a significant portion of the Company's debt was recently refinanced, with no resulting gain or loss recognized, the Company believes the carrying value of its debt approximates its fair value.

                             SPAN INSTRUMENTS, INC.

7. CAPITAL LEASE OBLIGATIONS

     The Company has entered into various lease agreements for fixed assets including machinery, equipment, and furniture and fixtures. These leases are accounted for as capital leases for financial and tax purposes. These leases expire from July 1996 through January 2001 and require the following future minimum payments (in thousands).

                              YEARS ENDING AUGUST 31,
        --------------------------------------------------------------------
        1996................................................................  $  716
        1997................................................................     491
        1998................................................................     389
        1999................................................................     325
        2000................................................................     210
                                                                              ------
                                                                               2,131
        Less interest included in future minimum payments...................     314
                                                                              ------
                                                                               1,817
        Less current maturities.............................................     599
                                                                              ------
                                                                              $1,218
                                                                              ======

8. COMMON STOCK

     The Company repurchased 13,145 shares from a terminated employee during 1995.

     Loans to officers to purchase stock are reflected as a reduction of stockholders' equity.

9. OPERATING LEASE COMMITMENTS

     The Company leases its primary office and manufacturing facilities from a related entity controlled by the majority stockholders of the Company. The leases are for various periods up to approximately 16 years. Minimum future rental commitments under these obligations are $667,000, $713,000, $713,000, $694,000, and $694,000 in each of the five fiscal years ended August 31, 1996 through 2000, respectively.

     The Company leases warehouse, research and development, and other manufacturing facilities from unrelated parties. The leases began in November 1991 and expire at various dates through March 2000. The minimum future rental commitments under the obligations are as follows (in thousands):

                               YEARS ENDING AUGUST 31,
        ----------------------------------------------------------------------
        1996..................................................................  $198
        1997..................................................................    63
        1998..................................................................    31
        1999..................................................................    32
        2000..................................................................    19
                                                                                -----
                                                                                   -
                                                                                $343
                                                                                ======

     Rent expense for all operating leases, including related parties (see Note
11), for the years ended August 31, 1993, 1994, 1995, and the six months ended April 30, 1995 and 1996 was $692,000, $888,000, $859,000, $453,000, and $458,000
respectively.

                             SPAN INSTRUMENTS, INC.

10. OTHER COMMITMENTS

     On October 11, 1995 the Company entered into an agreement with Tylan General (the "Tylan General Agreement") which requires Tylan General to provide sales and marketing assistance to the Company in order to support the Company's transition from utilizing a third party distributor marketing approach to a direct sales and service approach. The Tylan General Agreement requires that Tylan General make available to the Company sales and marketing data relating to selected sales markets as well as access to Tylan General personnel and facilities.

     The Tylan General Agreement required an initial payment of $200,000 and then requires the Company to pay Tylan General $100,000 each month for the first year of the agreement and $200,000 each month thereafter. The Tylan General Agreement also requires the Company to reimburse Tylan General for all out-of-pocket expenses incurred by Tylan General on behalf of the Company and for its use of any Tylan General personnel engaged in activities for the Company. The initial term of the Tylan General Agreement is three years and will be automatically renewed for one year terms until it is terminated. After the initial two years, either party may terminate the Tylan General Agreement for any reason upon one year written notice or it may be terminated by either party at any time if the other party fails to cure a material breach within 30 days of written notice. During the term of the Tylan General Agreement, and, in the event that the Company terminates the Tylan General Agreement, for 90 days thereafter, the Company will give Tylan General written notice prior to entering into any transaction which results in a change in control of the Company, as defined in the Tylan General Agreement. The Company is required to give Tylan General the right of first refusal to enter into any such control transaction with Span on terms which are economically equivalent.

     International sales account for a significant portion of the Company's revenue. As a result of the Tylan General Agreement, the Company terminated its international distributor agreements and began relying on Tylan General personnel for its international sales. In November 1995, the Company and certain of Tylan General's foreign subsidiaries agreed to distribute the Company's products in selected foreign markets. Each of these international distributor agreements is terminable upon 30 day advance notice. The termination of these international distributor agreements could have an adverse effect on the Company's financial condition and results of operation.

     Amounts due to Tylan General at April 30, 1996, including amounts due pursuant to the Tylan General Agreement, are accruing interest at 12.5%.

11. RELATED PARTY TRANSACTIONS

     With the agreement of participating officers, the following compensation has been deferred for future payment on demand (in thousands):

                                                                                  APRIL 30,
                                                                AUGUST 31,          1996
                                                               -------------     -----------
                                                               1994     1995
                                                               ----     ----     (UNAUDITED)
    Principal officers and stockholders......................  $195     $147        $ 115
    Other officers (minority stockholders)...................   539      419          339
                                                               ----     ----     -----------
                                                               $734     $566        $ 454
                                                               ====     ====     =========

                             SPAN INSTRUMENTS, INC.

     As described in Note 9, the Company leases a substantial portion of its office and manufacturing facility and certain automotive equipment from an entity controlled by its principal stockholders. The Company paid rent of $412,000, $465,000, $615,000, $348,000, and $464,000, relating to leases with the Company's principal stockholders for the years ended August 31, 1993, 1994, 1995, and the six months ended April 30, 1995 and 1996, respectively.

12. EMPLOYEE BENEFIT PLAN

     The Company maintains a defined contribution plan (the "Plan") covering substantially all employees. The Company contributes an amount equivalent to 100% of the first 3% of compensation that a participant contributes to the Plan. During the years ended August 31, 1994, 1995, and the six months ended April 30, 1995 and 1996, the Company made contributions to the Plan of $113,000, $170,000, $97,000, and $87,000, respectively.

13. GEOGRAPHIC INFORMATION

     Net domestic and export sales for the years ended August 31, 1993, 1994, 1995 and the six months ended April 30, 1995 and 1996, classified by geographic area, were as follows (in thousands):

                                             YEAR ENDED AUGUST 31,          SIX MONTHS ENDED APRIL 30,
                                        -------------------------------     ---------------------------
                                         1993        1994        1995          1995            1996
                                        -------     -------     -------     -----------     -----------
                                                                            (UNAUDITED)     (UNAUDITED)
Net Sales:
  United States.......................  $19,692     $23,854     $36,326       $17,817         $19,849
  Europe..............................    3,138       2,266       3,319         1,531           2,037
  Asia................................      449       1,057       2,524         1,267           1,233
  Other...............................       83         116         274           171              37
                                        -------     -------     -------       -------         -------
                                        $23,362     $27,293     $42,443       $20,786         $23,156
                                        =======     =======     =======       =======         =======

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

     The following unaudited pro forma combined condensed financial statements give effect to the Merger of Tylan General and Span under the pooling-of-interests method of accounting. These pro forma financial statements are presented for illustrative purposes only and therefore are not necessarily indicative of the operating results or financial position that might have been achieved had the Merger occurred as of an earlier date, nor are they necessarily indicative of operating results or financial position which may occur in the future.

     A pro forma combined condensed balance sheet is provided as of April 30, 1996, giving effect to the Merger as though it had been consummated on that date. Pro forma combined condensed statements of operations are provided for the six-month period ended April 30, 1995 and 1996 and the fiscal years ended October 31, 1993, 1994 and 1995, giving effect to the Merger as though it had occurred at the beginning of the earliest period presented. For purposes of the pro forma operating data, Tylan General's consolidated financial statements for the three fiscal years ended October 31, 1995 and for the six months ended April 30, 1995 and 1996 have been combined with Span's consolidated financial statements for the three fiscal years ended August 31, 1995 and for the six months ended April 30, 1995 and 1996. The two-month period ended October 31, 1995 relating to Span is not included in the pro forma financial statements as it will be presented as an adjustment to retained earnings in the combined financial statements due to the differing year-ends of Tylan General and Span.

     The pro forma combined condensed statements of operations for each of the three years in the period ended October 31, 1995 are derived from the audited historical consolidated financial statements of Tylan General and audited historical consolidated financial statements of Span. The pro forma financial information should be read in conjunction with the audited historical financial statements of both Tylan General and Span, including the notes thereto. Audited historical financial statements of Span are included in this Form 8-K. Audited historical financial statements of Tylan General are included in Tylan General's Annual Report on Form 10-K for the year ended October 31, 1995 and in its April 30, 1996 Form 10-Q. The pro forma combined condensed financial statements as of or for the six-month periods ended April 30, 1995 and 1996 have been prepared in accordance with generally accepted accounting principles applicable to interim financial information and, in the opinions of Tylan General's and Span's respective managements, include all adjustments necessary for a fair presentation of financial information for such interim periods.

             UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEETS
                                 APRIL 30, 1996
                                 (IN THOUSANDS)

                                                                         PRO FORMA              PRO FORMA
                                           TYLAN GENERAL     SPAN      ADJUSTMENTS(1)           COMBINED
                                           -------------   ---------   --------------           ---------
Current assets:
  Cash...................................     $10,288       $    888      $ (5,150)(d)           $ 6,026
  Accounts receivable....................      18,301          7,066          (545)(b)            24,822
  Income tax refund receivable...........                        971                                 971
  Current portion of notes receivable....       1,300             --        (1,300)(a)                --
  Inventories............................      15,290         10,183                              25,473
  Prepaid expenses and other.............       1,399            969          (192)(c),(f)         2,176
  Deferred income taxes..................       1,517            849                               2,366
                                              -------        -------       -------               -------
     Total current assets................      48,095         20,926        (7,187)               61,834
                                              -------        -------       -------               -------
Note receivable -- net of current
  portion................................       2,313                       (2,313)(a)                --
Property.................................      13,342         11,058                              24,400
Goodwill.................................       2,359            582                               2,941
Deferred income taxes....................         385             --                                 385
Other assets.............................       1,065          2,049          (200)(d)             2,914
                                              -------        -------       -------               -------
          Total assets...................     $67,559       $ 34,615      $ (9,700)              $92,474
                                              =======        =======       =======               =======
Current liabilities:
  Accounts payable.......................     $ 9,996       $  5,292      $   (338)(b)           $14,950
  Accrued expenses.......................       4,856            720         2,250(f)              7,826
  Other current liabilities..............          --          4,999        (3,820)(a),(b)         1,179
  Current portion of long-term debt......         960          1,549                               2,509
  Income taxes payable...................       2,211             44          (133)(e)             2,122
                                              -------        -------       -------               -------
     Total current liabilities...........      18,023         12,604        (2,041)               28,586
Long-term debt...........................       2,160         19,645        (5,000)(d)            16,805
Deferred income taxes....................                        559                                 559
                                              -------        -------       -------               -------
  Total liabilities......................      20,183         32,808        (7,041)               45,950
                                              -------        -------       -------               -------
Commitments and contingencies
Minority interest........................          --            454                                 454
Stockholders' equity:
  Common stock...........................           7            707                                 714
  Treasury stock.........................          --           (680)                               (680)
Paid-in capital..........................      36,027          1,020                              37,047
Notes receivable-stock purchases.........          --           (342)                               (342)
Retained earnings........................      11,494            648        (2,659)(c),(d),        9,483
                                                                                  (e),(f)
Cumulative translation adjustment........        (152)            --                                (152)
                                              -------        -------       -------               -------
  Total stockholders' equity.............      47,376          1,353        (2,659)               46,070
                                              -------        -------       -------               -------
          Total liabilities and
            stockholders' equity.........     $67,559       $ 34,615      $ (9,700)              $92,474
                                              =======        =======       =======               =======

- ---------------
(1) Pro forma adjustments as described in Note 2.

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                   FISCAL YEARS ENDED OCTOBER    SIX MONTHS ENDED
                                                              31,                    APRIL 30,
                                                  ----------------------------   -----------------
                                                   1993      1994       1995      1995      1996
                                                  -------   -------   --------   -------   -------
Net sales.......................................  $56,827   $75,372   $118,268   $54,317   $75,421
Cost of sales...................................   32,992    45,949     69,490    31,753    45,250
                                                  -------   -------   --------   -------   -------
Gross profit....................................   23,835    29,423     48,778    22,564    30,171
Operating expenses:
  Sales and marketing...........................    8,244     9,824     14,720     6,800    10,356
  General and administrative....................    6,919     9,078     14,209     6,520     8,850
  Research and development......................    3,665     4,189      7,527     3,562     5,518
  Amortization, primarily goodwill..............      386       427        522       251       200
                                                  -------   -------   --------   -------   -------
Income from operations..........................    4,621     5,905     11,800     5,431     5,247
Other income (expenses) -- net..................   (1,344)   (2,032)    (2,124)     (709)     (755)
                                                  -------   -------   --------   -------   -------
Income before income taxes......................    3,277     3,873      9,676     4,722     4,492
Provision for income taxes......................   (1,479)     (923)    (3,749)   (2,009)   (1,949)
Income before extraordinary item and cumulative
  effect of change in accounting principle......  $ 1,798   $ 2,950   $  5,927   $ 2,713   $ 2,543
                                                  =======   =======   ========   =======   =======
Earnings per share data:
  Income before extraordinary item and
     cumulative effect of change in accounting
     principle..................................            $   .56   $    .91   $   .46   $   .32
  Weighted average common and common equivalent
     shares outstanding.........................              5,300      6,489     5,960     8,026

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     1. The unaudited pro forma combined condensed financial statements of Tylan General and Span give retroactive effect to the Merger using the pooling-of-interests method of accounting, and, as a result, the unaudited pro forma combined condensed balance sheets and statements of operations are presented as if the combining companies had been combined for all periods presented. The unaudited pro forma combined condensed financial statements will become the historical financial statements of Tylan General upon issuance of financial statements for a period that includes the date of the acquisition. The unaudited pro forma combined condensed financial statements reflect the issuance of 4.89275 fully paid and nonassessable shares of Tylan General Common Stock for each share of Span Common Stock to effect the Merger. The unaudited pro forma combined condensed financial statements, including the notes thereto, should be read in conjunction with the historical consolidated financial statements of Tylan General and Span. Audited historical financial statements of Span are included in this Form 8-K. Audited historical financial statements of Tylan General are included in Tylan General's Annual Report on Form 10-K for the year ended October 31, 1995 and in its April 30, 1996 Form 10-Q.

     2. The unaudited pro forma combined condensed balance sheets combine Tylan General's April 30, 1996 unaudited consolidated balance sheet with Span's April 30, 1996 unaudited consolidated balance sheet. The adjustments relate to: (i) the elimination of transactions between the companies, (ii) the elimination of certain debt, and related debt issuance costs of Span, which is assumed to be paid off with Tylan General's cash and (iii) the estimated costs of the transaction and integration of the businesses.

The adjustments are summarized as follows (in thousands):

Item (i)
             (a)  Elimination of note payable...........................................  $3,613
             (b)  Elimination of balances relating to products and services supplied
                    between the companies...............................................     545
             (c)  Elimination of unamortized marketing services included in prepaid
                    expenses............................................................     117
Item (ii)
             (d)  Paydown of subordinated debt of $5,000, prepayment penalty of $150 and
                    write-off of prepaid financing costs of $200........................   5,350
             (e)  Tax benefit of prepayment penalty and write-off of prepaid financing
                    costs...............................................................     133
Item (iii)
             (f)  Recording of transaction and integration related costs, including $75
                    currently in prepaids (net of tax effect)...........................   2,325

     3. The unaudited pro forma statements of operations combine Tylan General's historical results for each of the three fiscal years in the period ended October 31, 1995 and the unaudited six months ended April 30, 1996 with the Span results for each of the three fiscal years in the period ended August 31, 1995 and the unaudited six months ended April 30, 1996, respectively. The two-month period ended October 31, 1995 relating to Span is not included in the pro forma financial statements as it will be presented as an adjustment to retained earnings in the combined financial statements due to the differing year-ends of Tylan General and Span. No adjustments are required for any period presented during the three-year period ended October 31, 1995 or the six-month period ended April 30, 1995, as there were no material transactions between the two companies prior to October 31, 1995. During the six months ended April 30, 1996, Tylan General purchased inventory from Span. Tylan General's unsold inventory at April 30, 1996 related to purchases from Span was not significant. The other adjustments consist of elimination of general and administrative expenses of $600,000 charged to Span by Tylan General for services provided under the international distribution agreements entered into on November 20, 1995 and $200,000 ((c) above) for a marketing report sold to Span by Tylan of which $117,000 is included in Span's balance sheet as of April 30, 1996.

     4. The unaudited pro forma data are presented for informational purposes only and do not give effect to any synergies that may occur due to the combining of Tylan General's and Span's existing operations. Tylan General expects to incur charges currently estimated to be between $3.5 million and $4.0 million in the quarter ending July 28, 1996, the quarter in which the Merger was consummated, to reflect costs associated with combining the operations of the two companies and transaction fees and costs incident to the Merger. An estimated charge of $2.3 million, which is the midpoint of the above range after giving effect for estimated tax benefits, is reflected in the unaudited pro forma combined condensed balance sheet and is not included in the unaudited pro forma combined condensed statement of operations. This range is a preliminary estimate and therefore is subject to change.

     5. The accounting policies of the separate companies are currently being studied from a conformity perspective. The impact of conforming accounting policies, if any, is not presently estimable.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          TYLAN GENERAL, INC.

                                          By: /s/  DAVID J. FERRAN

                                            ------------------------------------
                                            David J. Ferran
                                            President and Chief Executive
                                              Officer

Dated: July 17, 1996

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                                   DESCRIPTION                                   PAGE NO.
- ------   ----------------------------------------------------------------------------  --------
  2.1    Agreement and Plan of Reorganization dated July 2, 1996 among Tylan General,
         Inc., Tylan General Acquisition Subsidiary, Inc., Span Instruments, Inc. and
         the shareholders of Span....................................................
 99.1    Press release, dated July 3, 1996...........................................